Patrick Industries, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results
Fourth Quarter 2020 Highlights (all metrics compared to Fourth Quarter 2019 unless otherwise noted)
•Net sales of $772.6 million increased 41%, driven by strong demand across all market sectors
•Operating income of $62.2 million increased 73%
•Operating margin of 8.0% increased 150 basis points
•Net income of $37.8 million increased 89%
•Diluted earnings per share of $1.64 increased 91%
•Completed strategic acquisitions of Geremarie and Taco Metals, further expanding our presence within the marine industry

Full Year 2020 Highlights (all metrics compared to 2019 unless otherwise noted)
•Net sales of $2.5 billion increased 6%
•Operating income of $173.4 million increased 12%
•Operating margin of 7.0% increased 40 basis points
•Net income of $97.1 million increased 8%
•Diluted earnings per share of $4.20 increased 9%
•Seven strategic acquisitions: four in the marine market, two in the recreational vehicle market and one in the industrial markets

ELKHART, IN - February 11, 2021 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported financial results for the fourth quarter and full year ended December 31, 2020.
Net sales in the fourth quarter of 2020 increased $223.1 million, or 41%, to $772.6 million from $549.5 million in the fourth quarter of 2019. The consolidated net sales increase was due to growth across all market sectors, led by the RV and marine markets.

Operating income of $62.2 million increased $26.2 million, or 73%, compared to $36.0 million in the fourth quarter of 2019. Operating margin of 8.0% in the fourth quarter of 2020 increased 150 basis points compared to 6.5% in the same period a year ago.

Net income of $37.8 million increased $17.8 million, or 89%, compared to $20.0 million in the fourth quarter of 2019. Diluted earnings per share of $1.64 for the fourth quarter of 2020 increased $0.78, or 91%, compared to $0.86 for the fourth quarter of 2019.

"Momentum and tailwinds supporting both retail and wholesale shipments in the recreational vehicle and boating markets remained strong through the fourth quarter as outdoor recreation has seen significant growth in popularity during the COVID-19 pandemic, reinforcing our view of the attractiveness and resilience of our leisure lifestyle markets," said Andy Nemeth, President and Chief Executive Officer. "The size, scale and flexibility of our operating and financial platform allowed us to execute strategically and tactically during the quarter, and leverage our fixed cost structure to drive increased profitability during this period of strong demand. We continued to accelerate capital investments in our infrastructure, including automation and capacity expansion, which will allow us to flex our operations in this dynamic environment, and we reinforced our investments in human capital initiatives to develop, retain and enhance the well-being of our team members. We further expanded our product offerings and presence in the marine OEM market and aftermarket with the acquisitions of Geremarie and its state-of-the-art, highly automated operations as well as the innovative and creative Taco Metals in the fourth quarter of 2020."
Fourth Quarter 2020 Revenue by Market Sector (all metrics compared to Fourth Quarter 2019 unless otherwise noted)
RV (58% of Revenue)
•Revenue of $446.7 million increased 52% while wholesale RV industry unit shipments increased 35%
•Full year content per wholesale RV unit for 2020 increased 2% to $3,235

Marine (14% of Revenue)
•Revenue of $108.1 million increased 48% while estimated wholesale powerboat industry unit shipments increased 7%
•Full year estimated content per wholesale powerboat unit for 2020 increased 24% to $2,098

MH (16% of Revenue)
•Revenue of $121.9 million increased 9% while wholesale MH industry unit shipments increased 2%
•Full year content per wholesale MH unit for 2020 decreased 1% to $4,580

Industrial (12% of Revenue)
•Revenue of $95.9 million increased 35% while housing starts increased 12%

"The continued surge of new buyers into the outdoor recreation space has created tremendous opportunities for the RV and marine industries to provide new products and experiences to consumers, further improving the long-term outlook of our leisure lifestyle markets," said Mr. Nemeth. "Our industrial and MH markets are also ideally suited for value added lifestyle enrichment as well as fundamental housing and home improvement, and we are actively partnering with our customers to provide premium quality and innovative solutions to support their production and product differentiation needs."

Full Year 2020 Results
Despite COVID-19-related operating disruptions in the first and second quarters of 2020, net sales of $2,486.6 million for the full year 2020 increased $149.5 million, or 6%, from $2,337.1 million in 2019, primarily reflecting significant increases in wholesale and retail demand in our leisure lifestyle markets in the second half of 2020. As previously disclosed, the Company temporarily suspended operations at certain of its facilities from late March through early May 2020 as a result of production shutdowns by certain OEM customers in response to the COVID-19 pandemic.

Full year 2020 operating income of $173.4 million increased $19.0 million, or 12%, compared to $154.4 million in 2019. Operating margin of 7.0% improved 40 basis points versus 6.6% a year ago. Net income of $97.1 million increased 8% compared to $89.6 million in 2019. Diluted earnings per share of $4.20 increased 9% compared to $3.85 a year ago.
Balance Sheet, Cash Flow and Capital Allocation
Operating cash flow for the fourth quarter of 2020 was $47.4 million, a decrease of 33%, from $70.4 million in the fourth quarter of 2019. The decrease was primarily due to the timing of accounts receivable collections and an increase in inventory purchases to proactively support the increased production needs of our OEM customers. Inventories increased $58.9 million year over year and we collected an additional $12 million of receivables within two days of December 31, 2020 compared to 2019. Full year 2020 operating cash flow of $160.2 million decreased 17% compared to the prior year as we built working capital to support end market growth. We invested $186.3 million in business acquisitions in the fourth quarter of 2020 to expand our product offerings and geographic presence within the marine end market. For the full year 2020, business acquisitions in RV, marine and industrial markets totaled approximately $306 million. Capital expenditures in the fourth quarter of 2020 totaled $9.9 million, compared to $5.5 million in the fourth quarter of 2019, due primarily to our efforts to automate and expand production capacity.
In alignment with our capital allocation strategy, we returned $6.4 million to shareholders in the form of dividends in the fourth quarter of 2020, with 2020 dividends totaling $23.6 million. We also repurchased 50,700 shares for a total of $2.8 million during the fourth quarter of 2020 and 595,805 shares for $23.1 million in full year 2020.
Our net debt at the end of the quarter was approximately $795 million, resulting in a net leverage ratio of 2.44x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and $45 million of cash on hand, was approximately $315 million, with no major debt maturities until 2023.
Business Outlook and Summary
"The proactive investments we made in 2020 to further align our business model with the anticipated growth in all our end markets in 2021 and beyond have positioned us to remain flexible and nimble to continue to execute our disciplined capital allocation and growth strategy," said Mr. Nemeth. "Our team’s health and safety will continue to remain paramount in our efforts and priorities, and their inspiring dedication and outstanding performance during this past year have energized and strengthened our commitment to strive for the highest level of internal and external customer service. Additionally, we remain committed to serving our communities, stakeholders, and partners, and driving overall shareholder value."

Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2020 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, February 11, 2020 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “Investor Relations - Presentations.”
About Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer and distributor of component products and building products serving the recreational vehicle, marine, manufactured housing, residential housing, high-rise, hospitality, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in Canada, China and the Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, air handling products, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.

Use of Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt and available liquidity may differ from similarly titled measures used by others. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. We calculate marine content per unit based on estimated wholesale powerboat unit shipments, which we believe better represents the relationship between our sales and marine OEM production, rather than based on estimated retail powerboat unit sales.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Year Ended
(thousands except per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

NET SALES	$772,613	$549,460	$2,486,597	$2,337,082
Cost of goods sold	630,295	450,133	2,027,580	1,914,211
GROSS PROFIT	142,318	99,327	459,017	422,871

Operating Expenses:
Warehouse and delivery	28,196	23,827	98,400	98,055
Selling, general and administrative	40,695	30,063	146,376	134,466
Amortization of intangible assets	11,268	9,460	40,868	35,908
Total operating expenses	80,159	63,350	285,644	268,429

OPERATING INCOME	62,159	35,977	173,373	154,442
Interest expense, net	11,181	10,394	43,001	36,616
Income before income taxes	50,978	25,583	130,372	117,826
Income taxes	13,154	5,599	33,311	28,260
NET INCOME	$37,824	$19,984	$97,061	$89,566

BASIC NET INCOME PER COMMON SHARE	$1.68	$0.87	$4.27	$3.88
DILUTED NET INCOME PER COMMON SHARE	$1.64	$0.86	$4.20	$3.85

Weighted average shares outstanding - Basic	22,576	23,017	22,730	23,058
Weighted average shares outstanding - Diluted	23,083	23,281	23,087	23,280

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$44,767	$139,390
Trade receivables, net	132,505	87,536
Inventories	312,809	253,870
Prepaid expenses and other	37,982	36,038
Total current assets	528,063	516,834
Property, plant and equipment, net	251,493	180,849
Operating lease right-of-use assets	117,816	93,546
Goodwill and intangible assets, net	852,076	676,363
Deferred financing costs, net	2,382	2,978
Other non-current assets	1,605	423
TOTAL ASSETS	$1,753,435	$1,470,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$5,000
Current operating lease liabilities	30,901	27,694
Accounts payable	105,786	96,208
Accrued liabilities	83,202	58,033
Total current liabilities	227,389	186,935
Long-term debt, less current maturities, net	810,907	670,354
Long-term operating lease liabilities	88,175	66,467
Deferred tax liabilities, net	39,516	27,284
Other long-term liabilities	28,007	22,472
TOTAL LIABILITIES	1,193,994	973,512

SHAREHOLDERS’ EQUITY
Common stock	180,892	172,662
Additional paid-in-capital	24,387	25,014
Accumulated other comprehensive loss	(6,052)	(5,698)
Retained earnings	360,214	305,503
TOTAL SHAREHOLDERS’ EQUITY	559,441	497,481
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,753,435	$1,470,993

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
(thousands)	December 31,	December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$97,061	$89,566
Depreciation and amortization	73,270	62,795
Stock-based compensation expense	15,960	15,436
Amortization of convertible notes debt discount	7,187	7,021
Deferred income taxes	8,091	5,593
Other adjustments to reconcile net income to net cash provided by operating activities	3,991	(1,661)
Change in operating assets and liabilities, net of acquisitions of businesses	(45,407)	13,660
Net cash provided by operating activities	160,153	192,410
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(32,100)	(27,661)
Business acquisitions and other investing activities	(305,784)	(51,551)
Net cash used in investing activities	(337,884)	(79,212)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	83,108	19,297
Increase (decrease) in cash and cash equivalents	(94,623)	132,495
Cash and cash equivalents at beginning of year	139,390	6,895
Cash and cash equivalents at end of year	$44,767	$139,390